Exhibit 10.1

December 27, 2018

Dear Raghu:

As you know, you are currently serving as interim President and Chief Executive Officer (“Interim CEO”) at TiVo Corporation (“TiVo” or the “Company”), pursuant to the terms of an offer letter from the Company dated July 23, 2018 (the “Original Offer Letter”). The Company’s Board of Directors (the “Board”) has approved the amended terms and conditions of your employment as Interim CEO set forth below in this letter agreement (this “Amended Agreement”) and in the attached Amended and Restated Executive Severance and Arbitration Agreement (the “Amended Severance Agreement”), both of which together shall supersede and replace the Original Offer Letter and the severance agreement attached thereto, in their entirety.

In the event of a conflict between any of the terms of this Amended Agreement and any of the terms of (1) any of the agreements related to any equity awards granted to you other than awards for service as a member of the Board, the terms of this Amended Agreement shall prevail, and (2) the Amended Severance Agreement, the terms of the Amended Severance Agreement shall prevail. Capitalized terms used but not otherwise defined in this Amended Agreement shall have the meanings set forth in the Amended Severance Agreement.

For clarity, the Board has the authority to take any action or make any decision described in this Amended Agreement as an action to be taken or decision to be made by the Compensation Committee of the Board (the “Compensation Committee”).

Compensation and Benefits

Base Salary. Your annual base salary will remain at the rate of $750,000 per year, paid in semi-monthly installments of $31,250 each, subject to standard payroll deductions and withholdings (the “Base Salary”). Your Base Salary will be subject to review and adjustment by the Compensation Committee on an annual basis.

Annual Incentives. For the 2018 fiscal year and subsequent fiscal years, you will participate in the Company’s standard Senior Executive Company Incentive Plan (the “EIP”) applicable to each such year (for each such year, the “Annual Incentive”). Upon 100% achievement of targets thereunder, the EIP will provide you an Annual Incentive payout equal to 125% of your Base Salary earned during the applicable fiscal year, with a maximum payout of up to two times such target amount and a threshold as set by the Compensation Committee, subject to the terms and conditions applicable to such payouts and benefits. Such Annual Incentive and the EIP will be reviewed annually by the Compensation Committee, provided that there shall be no decrease of “target” and “maximum” payouts. Notwithstanding anything to the contrary in the EIP, you need not be employed by the Company for the entire fiscal year or on the day that your 2018 Annual Incentive (if any) is scheduled to be paid in order to earn and receive such 2018 Annual Incentive, provided that in the event you are employed by the Company for less than the full fiscal year, your Annual Incentive will be pro rated to reflect the portion of the year during which you served as Interim CEO. Any earned Annual Incentives shall be subject to standard payroll deductions and withholdings, and paid no later than March 15th of the year following the applicable fiscal year.

Notwithstanding anything to the contrary in the EIP, with respect to your 2019 Annual Incentive, in the event the Company terminates your employment during 2019 without Cause (as defined in the Amended Severance Agreement) or you resign your employment with the Company during 2019 because (i) the Company hires a new CEO or (ii) a Change in Control (as defined in the Amended Severance Agreement) occurs, then subject to the conditions set forth in Section 1(k) of the Amended Severance Agreement, you will be eligible for a payment equal to a pro rated 2019 Annual Incentive reflecting the portion of the 2019 fiscal year during which you served as Interim CEO, subject to a minimum payment of 50% of your target 2019 Annual Incentive (assuming full performance but no over-performance), to be paid subject to standard deductions and withholdings on the 60th day following your Separation from Service (as defined in the Amended Severance Agreement).

Long-Term Incentive Compensation.

2018 Restricted Stock Unit Award. Under the Original Offer Letter, you were granted a restricted stock unit award with a total value of $2,000,000 (the “2018 RSU”). The 2018 RSU shall continue to be governed in all respects by the terms of the governing plan documents and award agreement.

Additional Restricted Stock Unit Award. Subject to your continued employment, on January 2, 2019, you will be granted an additional restricted stock unit award (the “2019 RSU”), with a total value of $2,000,000. The number of units underlying the 2019 RSU will be determined by dividing $2,000,000 by the closing price of TiVo’s common stock on December 31, 2018. The

2019 RSU shall be subject to a quarterly vesting schedule, with one-fourth of the units vesting every three months after the grant date. Except as discussed in the Amended Severance Agreement in the event of certain termination events, the vesting of the 2019 RSU is conditioned on your remaining in employment as Interim CEO of the Company through the applicable vesting date. The 2019 RSU will be granted pursuant to the Rovi Corporation 2008 Equity Incentive Plan, as amended. Also, as a condition to the award, the 2019 RSU documentation will provide that you not publicly resell any vested portion of the 2019 RSU during your tenure as Interim CEO of the Company.

Other Benefits. You will continue to be eligible to receive the Company’s standard benefits pursuant to the Company’s policies and subject to the terms and conditions of the governing plans, including without limitation reimbursement for your travel and housing expenses (for clarity, actual and committed) in travelling from your home and working at the Company’s San Jose offices.

To the extent that any reimbursement of expenses or in-kind benefits provided to you under this Amended Agreement are subject to the provisions of Section 409A: (a) to be eligible to obtain reimbursement for such expenses you must submit expense reports within sixty (60) days after the expense is incurred, (b) any such reimbursements will be paid as soon as administratively practicable in accordance with the Company’s timing for expense reimbursement (but in all cases no later than December 31 of the year following the year in which the expense was incurred in order to maintain compliance with Section 409A), (c) the amount of expenses eligible for such expense reimbursement or the in-kind benefits provided during a taxable year to you shall not affect any expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year, and (d) the right to reimbursement or to in-kind benefits under this Amended Agreement will not be subject to liquidation or exchange for another benefit.

In the event your employment ends for any reason during 2019, then subject to your timely election of continued health insurance coverage under COBRA, and subject to the conditions set forth in Section 1(k) of the Amended Severance Agreement, the Company will pay your COBRA premiums through the earlier of (i) December 31, 2019 or (ii) the date you become eligible for health insurance coverage through a new employer.

Other Agreements/Policies

You remain subject to the following documents, which you executed upon the commencement of your employment:
1)    Proprietary Information, Inventions and Ethics Agreement;
2)    Procedures and Guidelines Governing Securities Trades by Company Personnel;
3)    Code of Personal and Business Conduct and Ethics; and
4)    Arbitration Policy.

At Will Employment

Your employment with TiVo remains at will, and therefore either TiVo or a Subsidiary, as applicable, or you may terminate the employment relationship at any time, with or without Cause and with or without advance notice. Your employment at-will status may only be modified in a written agreement signed by you and a duly authorized member of the Board.

Notwithstanding the foregoing, simultaneously with the execution of this Amended Agreement, the Company and you shall execute the Amended Severance Agreement attached hereto as Exhibit A, under which you would be provided certain benefits set forth therein upon the occurrence of the events specified therein. Any dispute arising out of or relating to your employment with the Company or such Subsidiary will be subject to binding arbitration as set forth in the Amended Severance Agreement.

Section 409A

It is intended that all of the payments payable under this Amended Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended, provided under Treasury Regulations 1.409A 1(b)(4), 1.409A 1(b)(5) and 1.409A 1(b)(9), and this Amended Agreement will be construed to the greatest extent possible as consistent with those provisions.

Miscellaneous

All compensation paid or granted to you by the Company will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. No recovery of compensation under such a clawback policy will be an event giving rise to a right to voluntary terminate employment for a “constructive termination” or any similar term under any plan of or agreement with the Company.

Your existing coverage under the Company’s Director & Officer Liability Insurance shall be unaffected by this Amended Agreement.

This Amended Agreement and the other agreements referenced herein shall be the complete and exclusive statement of all of the terms and conditions of your employment with the Company, and shall supersede and replace any and all prior agreements or representations with regard to the subject matter hereof, whether written or oral, including the Original Offer Letter. This Amended Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in a writing signed by you and a duly authorized member of the Board. This Amended Agreement is intended to bind and inure to the benefit of and be enforceable by you and the Company, and our respective successors, assigns, heirs, executors and administrators, except that (i) you may not assign any of your duties or rights hereunder without the express written consent of the Company, and (ii) the Company may assign this Amended Agreement only to a successor in interest that assumes this Amended Agreement and the Amended Severance Agreement and the liabilities hereunder and thereunder in writing. Whenever possible, each provision of this Amended Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Amended Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Amended Agreement will be reformed, construed and enforced as if such invalid, illegal or unenforceable provisions had never been contained herein. This Amended Agreement and the terms of your employment with the Company shall be governed in all aspects by the laws of the State of California without regard or reference to the rules of conflicts of law that would require the application of the laws of any other jurisdiction.

If the foregoing meets with your approval, please indicate by signing below and returning a copy of this Amended Agreement to TiVo’s HR Department to the attention of Connie Puglia. By signing below, you further agree to respect the Company’s work rules and faithfully carry out the duties herein. Two duplicates of this Amended Agreement are to be created; both the Company and you will retain a copy.

Sincerely,

/s/ James E. Meyer

James E. Meyer
Chairman of the Board of Directors

Agreed & Accepted:

/s/ Raghavendra Rau        December 27, 2018
Raghavendra Rau            Date